Exhibit 10.19
AMENDING AGREEMENT
This Amending Agreement dated effective the 1st day of September, 2010 (the “Effective Date”)
BETWEEN:
IAN BARNETT, hereinafter referred to as “Employee”
OF THE FIRST PART
and
IVANHOE ENERGY INC., hereinafter referred to as “Company”
OF THE SECOND PART
WHEREAS:
1. The Company is engaged in the business of oil and gas development and production using proprietary upgrading technology;
2. The Employee entered into an Employment Agreement with the Company effective March 15, 2007 (the “Employment Agreement”); and
3. The Company wishes to continue to retain and utilize the extensive expertise and professional services of Employee in accordance with the terms of the Employment Agreement, and in accordance with the terms of this Amending Agreement.
NOW THEREFORE IN CONSIDERATION OF the covenants and agreements contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. The Company and the Employee hereby agree that the Employee shall continue with his responsibilities set forth in the Employment Agreement, and in accordance with the terms set forth in Schedule “A” of this Amending Agreement attached hereto.
IN WITNESS WHEREOF the parties hereto have duly executed this Amending Agreement as of the Effective Date.

IAN BARNETT	DAVID A. DYCK

/s/ Ian Barnett	/s/ David A. Dyck
Executive Vice President	President and
Business Development	Chief Operating Officer

SCHEDULE “A” OF AMENDING AGREEMENT
l. TERMINATION DATE
The Company acknowledges receipt of Employee’s voluntarily tendered resignation notice as of the Effective Date, and the parties agree that the Employee’s Period of Active Employment with the Company shall terminate effective March 31, 2011 (the “Termination Date”).
2. PART TIME/COMPENSATION AND EXPENSES
(a) Notwithstanding anything to the contrary in the Employment Agreement, during the period of September 1, 2010 through to and including March 31, 2011 (the “Part-time Period”) the Employee shall only be required to devote a certain percentage of his time to the duties provided for in the Employment Agreement, as more specifically described below.
During the Part-time Period, the Employee shall be paid a percentage of his annual base salary, in the form of semi-monthly instalments (subject to withholdings), in accordance with the following calculations:

September 1, 2010 — December 31, 2010:	80% of annual base salary of $Cdn 263,626 = $210,900
$210,900 divided by 24 = $Cdn 8,787.50 per pay period.

January 1, 2011 — March 31, 2011:	50% of annual base salary of $Cdn 263,626 = $131,813
$131,813 divided by 24 = $Cdn 5,492.00 per pay period.
Should the employee be required to work additional hours beyond the percentages denoted above, then the Company will adjust the semi-monthly instalment payment accordingly to reflect the additional hours worked by Employee.
(b) During the Part-time Period, the Company shall reimburse the Employee in accordance with Company’s policies and practices for travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company’s business.
3. SERVICES
The Employee will work on duties and obligations set forth in the Employment Agreement Employee under the supervision and direction of the President and Chief Operating Officer of Ivanhoe Energy Inc.
4. VACATION
Notwithstanding anything to the contrary in the Employment Agreement, the Employee is entitled to five (5) weeks of vacation per calendar year in accordance with the Company’s policies and practices. At the Termination Date, the Employee shall be paid a cash settlement for any approved and outstanding carry forward vacation entitlement for 2010, and for any unused vacation entitlement for 2011 accrued during the Part-time Period. The vacation cash settlement shall be included on the final pay advice for the Employee.

5. STOCK OPTIONS
The Employee shall hold 436,000 vested stock options as at the Termination Date. Notwithstanding anything to the contrary in the Employment Agreement, all unexercised stock options that have vested or are deemed to have vested as of the Termination Date shall be exercisable for a period of ninety days (90) from the Termination Date, after which date such vested stock options shall be non-exercisable and deemed expired. All unvested stock options as of March 31, 2011 shall expire as of the Termination Date.
6. ANNUAL BONUS ENTITLEMENT
The Employee shall be eligible for an annual bonus award for the 2010 fiscal year in accordance with the Company’s compensation policy, subject to the overall performance of the Company. Such bonus award will be prorated as appropriate and determined by the Board of Directors, in its discretion.
7. GROUP BENEFITS
During the Part-time Period, the Employee shall continue to fully participate in the group term-life, long-term disability, SOS, medical, dental and extended health benefits in accordance with the policies of the Company’s plan for Executives, which benefits shall terminate as of the Termination Date.
8. EARLY TERMINATION
The Employment Agreement may be terminated by the Company prior to the Termination Date and without notice, but in such event the Employee shall be entitled to receive payment in lieu of notice that will be comprised of base salary, benefits, any additional compensation due to Employee pursuant to Company incentive plans and policies, and reasonably incurred expenses, payable for the period between the early termination date and the Termination Date.
9. GOVERNING LAW
Notwithstanding anything to the contrary in the Employment Agreement, the Employment Agreement and this Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada without giving effect to the conflict of laws provision thereof, and both agreements shall be treated as Alberta contracts.

10 NOTICES
Notwithstanding anything to the contrary in the Employment Agreement, any notice, demand or communication required, permitted or desired to be given under the Employment Agreement and this Amending Agreement shall be made in writing and shall be deemed effectively given to the receiving party when personally delivered or couriered to the following addresses and individuals:

COMPANY:	EMPLOYEE:
Ivanhoe Energy Inc.	Mr. Ian Barnett
2100, 101 — 6th Avenue SW	111 Hudson Drive
Calgary, Alberta T2P 3P4	Toronto, Ontario M4T 2K4
Attention: Mr. David Dyck
11. RATIFICATION
(a) As of the Effective Date, the Employment Agreement, as hereby amended, and all rights and powers created thereby is in all respects ratified and confirmed and remains in full force and effect.
(b) This Amending Agreement: (a) shall be binding upon and inure to the benefit of the Company and Employee and their respective successors, assigns, receivers, trustees and heirs; (b) may be modified or amended only in writing duly signed by the Company and the Employee; (c) may be executed in two counterparts and delivered via email pdf, and when so executed and delivered, shall constitute an original instrument and one and the same agreement; and (d) embodies the entire agreement and understanding between the parties with respect to the subject matter amended hereby and supersedes all prior agreements, consents and understandings relating to subject matter amended hereby. The headings herein shall be accorded no significance in interpreting this Amending Agreement.
(c) Terms used herein that are defined in the Employment Agreement, but not defined herein, shall have the meanings ascribed to them in the Employment Agreement.

4